Exhibit 14



                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Shareholders of

The Dreyfus/Laurel Funds, Inc. - Dreyfus Premier Small Company Stock Fund

The Board of Trustees and Shareholders of
MPAM Funds Trust - MPAM Mid Cap Stock Fund:

We consent to the use of our reports related to the Dreyfus Premier Small Company Stock Fund of the Dreyfus/Laurel Funds, Inc. dated December 10, 2001 and the MPAM Funds Trust - MPAM Mid Cap Stock Fund dated October 18, 2001 included herein and to the references to our firm under the headings "Financial Statements and Experts" and "Exhibit A - Form of Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement.


/s/ KPMG LLP
---------------
    KPMG LLP


New York, New York
May 1, 2002